EXHIBIT 10.1
Stock Ownership Guidelines for Directors and Executive Officers
The Board of Directors of InterDigital, Inc. (the “InterDigital”) believes it is the best interest of InterDigital and its stockholders to align the financial interests of InterDigital executive officers and non-management directors of InterDigital with those of stockholders.
Non-management Directors and Executive officers are encouraged to own Company stock valued at an amount equal to a multiple of their base salary/annual cash retainer, as set forth below:

Title	Multiple of cash retainer/ base salary
Non-management Directors	5x
Chief Executive Officer	6x
All Other Section 16 Executive Officers	2x
For purposes of calculating the value of the company stock holdings, each share or other qualifying stock unit shall be priced at a price per share/unit equal to the average closing stock price of the Company’s common stock for the 200 trading days leading up to and including June 1, or the next trading day if June 1 falls on a non-trading day. The 200-day average closing stock price shall be calculated annually.
Qualifying Company stock includes shares of common stock and restricted stock.
Any director and/or executive who has not reached or fails to maintain their recommended ownership level must retain at least fifty percent (50%) of any after-tax shares derived from vested RSUs, PSUs or exercised options until their guideline is met. A director or executive may not affect any disposition of shares that results in their holdings falling below the recommended level once that level has been reached without the express approval of the Compensation Committee of the Company’s Board of Directors.
All directors and/or executives who have not yet reached their recommended ownership level will have five (5) years from the effective date to reach their recommended level. Similarly, any new director or executive will have five (5) years from their appointment as either a director or executive officer to reach their recommended level.
These guidelines shall be periodically reviewed by the Human Capital Committee of the Company’s Board of Directors.